                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 PRIME RETAIL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transactions applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                                  April 28, 1999



Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Prime Retail, Inc. (the "Company") to be held at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland, on June 3, 1999, at 11:00 a.m., local time.

         The purpose of the Meeting is to consider and take action (i) to elect four Directors, (ii) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, (iii) to approve the Amended and Restated Prime Retail, Inc. Nonemployee Director Stock Plan, and (iv) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement and the formal notice of Meeting. Also enclosed is a Proxy Card and the Company's 1998 Annual Report to Stockholders. After reading these materials, please mark, date, sign, and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

         I appreciate your investment in the Company and am looking forward to this opportunity to meet you personally. Whether or not you can attend, however, I greatly appreciate your cooperation in returning the enclosed Proxy Card.

                             Sincerely,

                             /s/ Michael W. Reschke

                              Michael W. Reschke
                              CHAIRMAN OF THE BOARD

                               PRIME RETAIL, INC.

                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1999




To the Stockholders:

         The Annual Meeting of Stockholders of Prime Retail, Inc., a Maryland corporation (the "Company"), will be held at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland, on June 3, 1999 at 11:00 a.m., local time (the "Meeting"), to consider and vote on the following matters:

         (i)      To elect four Directors;

         (ii) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999;

         (iii) To approve the Amended and Restated Prime Retail, Inc. Nonemployee Director Stock Plan; and

         (iv) To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

         Holders of record of the Company's Common Stock, $0.01 par value per share, at the close of business on March 26, 1999 shall be entitled to notice of, and to vote with respect to all matters to be acted upon at, the Meeting.

                              By Order of the Board of Directors,

                              /s/ C. Alan Schroeder

                              C. Alan Schroeder
                              SECRETARY

Baltimore, Maryland
April 28, 1999

                     ---------------------------------------

PLEASE DATE, SIGN AND RETURN YOUR PRIME PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                     ---------------------------------------

                               PRIME RETAIL, INC.
                              100 EAST PRATT STREET
                            BALTIMORE, MARYLAND 21202
                             ----------------------

                                 PROXY STATEMENT
                                     FOR THE
                       1999 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 3, 1999



         The enclosed proxy is solicited by and on behalf of the board of directors (the "Board of Directors" or "Directors") of Prime Retail, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, June 3, 1999 at 11:00 a.m., local time, or at any adjournment or postponement thereof. This Proxy Statement and accompanying Proxy Card are being mailed to stockholders on or about April 30, 1999. There is being mailed herewith to each stockholder of record on the Record Date (as hereafter defined) the Company's Annual Report to Stockholders for 1998.

                  DESCRIPTION OF THE PROXY; PROXY SOLICITATION

         If the accompanying Proxy Card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the Proxy Card will vote in favor of the matters presented in this Proxy Statement, and as recommended by the Board of Directors with regard to all other matters. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a stockholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202.

         The cost of solicitation of proxies will be borne by the Company. The Company has engaged American Stock Transfer and Trust Company to solicit proxies on behalf of the Company. The Company will pay such firm a fee of $6,000, plus expenses. In addition, the Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. If any personal interviews or telephone conversations are used to solicit proxies, delivery of this Proxy Statement and Proxy Card will precede the interview or telephone conversation. If as a result of the interview or conversation additional Proxy Cards are requested or required, they will be forwarded to the registered holder as so requested or required.

                            QUORUM AND VOTE REQUIRED

         Only holders of record of the Company's Common Stock, $0.01 par value per share ("Common Stock"), on March 26, 1999 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 43,041,709 shares of Common Stock outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting. Each holder of Common Stock is entitled to one vote with respect to matters to be acted upon for each share of stock held by such holder. Under Maryland Law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, directors are elected by the affirmative vote of a plurality of all the votes cast by holders of Common Stock and ratification of auditors and approval of the Amended and Restated Prime Retail, Inc. Nonemployee Director Stock Plan (the "Amended Directors Plan") requires the affirmative vote of a majority of all the votes cast by holders of Common Stock present in person or represented by a proxy at the meeting. Abstentions and broker non-votes will not be considered votes cast for purposes of the foregoing and, therefore, will have no effect on the election of directors but will operate as votes against the ratification of auditors and the approval of the Amended Directors Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock ("Common Shares") and of common units of limited partnership interests ("Common Units") in Prime Retail, L.P., a Delaware limited partnership in which the Company is the sole general partner (the "Operating Partnership"), as of April 15, 1999 for (a) each stockholder of the Company holding more than 5% of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the Directors of the Company and (d) the Directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of Common Shares the person holds, the number of Common Shares the person has the right to acquire upon exercise of certain stock options ("Stock Options") granted pursuant to the Company's 1994 Stock Incentive Plan, the Company's 1995 Stock Incentive Plan, the Consulting Agreement between the Operating Partnership and Marvin Traub Associates, Inc. ("MTA"), the Company's 1998 Long-Term Stock Incentive Plan and the Company's Nonemployee Director Stock Plan (collectively, the "Stock Incentive Plans"), the number of Common Shares into which Common Units held by the person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange) and the number of Common Shares into which shares of the Company's 8.5% Series B Cumulative Participating Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock"), held by the person are convertible. The extent to which a person directly holds Common Stock, Stock Options, Common Units or Series B Preferred Stock is set forth in the notes. The Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") provides that Common Units may be exchanged, subject to certain limitations, into Common Shares or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. Holders of Series B Preferred Stock have the right, subject to ownership and transfer restrictions in the Company's charter intended to allow the Company to maintain its status as a REIT, to convert all or any of their Series B Preferred Stock into Common Shares at the conversion price of $20.90 per share of Common Stock, subject to certain adjustments.

                                                       Number of
                                                      Prime Common                                 Percent of All
                                                      Shares/Prime                                  Prime Common
                                                      Partnership              Percent of           Shares/Prime
                                                      Common Units             All Prime            Partnership
Name and Address of                                Beneficially Owned        Common Shares          Common Units
Beneficial Owner (1)                                       (2)                    (3)                   (4)
--------------------                               ------------------        --------------        ---------------

The Prime Group, Inc.(5)                                 7,594,629                15.1%                 11.5%
Michael W. Reschke(6)                                    8,125,600                16.0                  12.3
Abraham Rosenthal(7)                                       724,089                 1.7                   1.1
William H. Carpenter, Jr.(8)                               703,961                 1.6                   1.1
Glenn D. Reschke(9)                                        403,337                (10)                  (10)
David G. Phillips(11)                                      246,807                (10)                  (10)
Robert P. Mulreaney(12)                                     92,931                (10)                  (10)
William P. Dickey                                           15,864                (10)                  (10)
Terence C. Golden                                           22,500                (10)                  (10)
Norman Perlmutter(13)                                      819,603                 1.9                   1.2
Robert D. Perlmutter                                        11,268                (10)                  (10)
Kenneth A. Randall(14)                                      20,500                (10)                  (10)
Sharon J. Sharp                                             10,000                (10)                  (10)
James R. Thompson                                           20,500                (10)                  (10)
Marvin S. Traub(15)                                         66,577                (10)                  (10)
Directors and officers of the Company
  as a group (23 persons)                               11,615,397                21.5                  17.5
Equitable Companies, Inc. (16)                           4,875,034                11.3                   7.4
Southeastern Asset Mgmt., Inc. (17)                      3,371,400                 7.8                   5.1
Merrill Lynch & Co., Inc.(18)                            2,402,692                 5.6                   3.6

--------------------

Notes:

(1) All of the Directors of the Company and the Named Executives (as hereinafter defined) may be contacted c/o Prime Retail, Inc., 100 East Pratt Street, Baltimore, Maryland 21202.

(2) The beneficial ownership of Common Shares and shares of Series B Preferred Stock ("Series B Preferred Shares") reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Charter. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Operating Partnership's limited partners. Information presented includes Common Shares issuable upon exercise of Stock Options which have vested or will vest within 60 days of April 15, 1999 as follows: Mr. M. Reschke 324,999; Mr. Rosenthal 274,999;
         Mr. Carpenter 274,999; Mr. Dickey 14,192; Mr. Golden 20,000; Mr. N. Perlmutter 124,508; Mr. R. Perlmutter 9,596; Mr. Randall 20,000; Ms. Sharp 10,000; Governor Thompson 20,000; Mr. Traub, including Marvin Traub Associates, Inc. ("MTA"), 65,000; Mr. G. Reschke 83,750 (3,750 of which are held by Ms. Tina Reschke, wife of Mr. G. Reschke); Mr. Mulreaney 70,000; and Mr. Phillips 120,000.

(3) Information presented assumes exchange or conversion only of Common Units and Series B Preferred Shares owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of Stock Options of such beneficial owner which have vested or will vest within 60 days of April 15, 1999.

(4) Information presented assumes exchange or conversion of all outstanding Common Units and Series B Preferred Shares for Common Shares and also includes Common Shares issuable upon exercise of Stock Options which have vested or will vest within 60 days of April 15, 1999. The Common Units may be exchanged on a one-for-one basis for Common Shares (or, at the Company's election, cash of an equivalent value) at any time.

(5) Information presented includes 7,344,629 Common Units and 250,000 Common Shares owned by The Prime Group, Inc. ("PGI") and certain limited partnerships affiliated with PGI. The address of PGI is 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Certain of the Common Units and Common Shares held by PGI have been pledged to certain unaffiliated third parties to secure certain indebtedness of PGI and its affiliates (collectively, the "Pledgees"). Unless and until the Pledgees foreclose on the pledged Common Units or have given notice of an event of default under the operative pledge or loan agreement, such entities will not have the direct or indirect power to vote or dispose of the Common Units so pledged. The Pledgees disclaim beneficial ownership of these pledged Common Units pursuant to Section 13d-4 of the Exchange Act.

(6) Information presented includes 7,344,629 Common Units and 250,000 Common Shares held by PGI (Mr. M. Reschke is the Chairman and Chief Executive Officer of PGI) and certain limited partnerships affiliated with PGI, 194,548 Common Shares owned by Mr. M. Reschke, 11,424 Common Shares issuable to Mr. M. Reschke upon conversion of the 9,552 Series B Preferred Shares owned by him, and 324,999 Common Shares which Mr. M. Reschke has the right to acquire upon exercise of Stock Options. Mr. M. Reschke's address is 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601.

(7) Information presented includes 371,090 Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Rosenthal and 18,198 of which are held in trust for Mr. Rosenthal's children, 28,000 Common Shares, 10,000 of which are owned by Ms. Joanne Rosenthal, Mr. Rosenthal's wife, 274,999 Common Shares which Mr. Rosenthal has the right to acquire upon exercise of Stock Options and 50,000 Common Units which Mr. Rosenthal has the right to acquire upon exercise of certain options granted by PGI.

(8) Information presented includes 371,090 Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Carpenter, 4,284 Common Shares owned by Mr. Carpenter's children, 3,588 Common Shares issuable to Mr. Carpenter upon conversion of the 3,000 Series B Preferred Shares owned by him, 274,999 Common Shares which Mr. Carpenter has the right to acquire upon exercise of Stock Options and 50,000 Common Units which Mr. Carpenter has the right to acquire upon exercise of certain options granted by PGI.

(9) Information presented includes 251,300 Common Units which are held by Reschke I LLC, 68,287 Common Shares owned by Mr. G. Reschke, 80,000 Common Shares which Mr. G. Reschke has the right to acquire upon the exercise of Stock Options and 3,750 Common Shares which Ms. Tina M. Reschke, Mr. G. Reschke's wife, has the right to acquire upon the exercise of Stock Options. Mr. G. Reschke disclaims beneficial ownership of such shares pursuant to Section 13d-4 of the Exchange Act.

(10)     Amount represents less than 1%.

(11) Information presented includes 26,687 Common Shares, 500 of which are held in trust for Mr. Phillips' children, 120 Common Shares issuable to Mr. Phillips upon conversion of the 100 Series B Preferred Shares owned by him, 120,000 Common Shares which Mr. Phillips has the right to acquire upon exercise of Stock Options and 100,000 Common Units which Mr. Phillips has the right to acquire upon exercise of certain options granted by PGI.

(12)     Information presented includes 22,166 Common Shares owned by
         Mr. Mulreaney, 765 Common Shares issuable to Mr. Mulreaney upon conversion of the 640 Series B Preferred Shares owned by him, and 70,000 Common Shares which Mr. Mulreaney has the right to acquire upon exercise of Stock Options.

(13) Information presented includes 1,742 Common Shares, 176 which are owned by Mr. N. Perlmutter's wife and 764 which are held in trust for Mr. Perlmutter's children, 2,700 Common Shares of which 320 are issuable to Mr. N. Perlmutter upon conversion of the 268 Series B Preferred Shares owned by him, 2,074 are issuable to Mr. N. Perlmutter's wife upon conversion of her 1,734 Series B Preferred Shares, and 306 are issuable to Mr. N. Perlmutter's children upon conversion of their 256 Series B Preferred Shares, 690,653 Common Units owned by Mr. N. Perlmutter's wife, and 124,508 Common Shares which Mr. N. Perlmutter has the right to acquire upon exercise of Stock Options.

(14) Information presented includes 500 Common Shares owned by Mr. Randall's wife, and 20,000 Common Shares which Mr. Randall has the right to acquire upon exercise of Stock Options.

(15) Information presented includes 45,000 Common Shares which MTA, an affiliate of Mr. Traub, has the right to acquire upon exercise of Stock Options.

(16) Information presented is based on a Schedule 13G/A filed with the Commission on April 12, 1999 on behalf of Equitable Companies in its capacity as a parent holding company with respect to the holdings of its following subsidiaries (i) Alliance Capital Management L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, (ii) The Equitable Life Assurance Society of the United States, an insurance company, a broker-dealer registered under
         Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(17) Information presented is based on a Schedule 13G filed with the Commission on February 5, 1999 on behalf of (i) Longleaf Partners Realty Fund, a series of Longleaf Partners Fund Trust, an open-end management investment company registered under the Investment Company Act of 1940 ("Longleaf"), (ii) Southeastern Asset Management, Inc., a registered investment adviser ("Southeastern") and (iii) Mr. O. Mason Hawkins, the Chairman of the Board and C.E.O. of Southeastern. The
         Schedule 13G indicates that all the securities covered by this statement are owned by Longleaf and none are owned directly or indirectly by Southeastern. Southeastern and

         Mr. Hawkins disclaim beneficial ownership of the Common Shares pursuant to Section 13d-4 of the Exchange Act. The address of each of Longleaf, Southeastern and Mr. Hawkins is Southeastern Asset Management, Inc., 6410 Poplar Ave., Suite 900, Memphis, Tennessee 38119.

(18) Information presented is based on a Schedule 13G filed with the Commission on February 14, 1999 on behalf of Merrill Lynch & Co., Inc. ("ML&Co.") as the parent holding company for The Merrill Lynch Asset Management Group ("AMG"). AMG is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset management subsidiaries. Merrill Lynch Asset Management, L.P. is the asset management subsidiary which holds certain shares of the common stock which is the subject of the Schedule 13G filing.

PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Pursuant to Agreement and Plan of Merger (the "Merger Agreement") relating to the merger of Prime Retail, Inc. with Horizon Group, Inc. ("Horizon") on June 15, 1998, the Board of Directors of the Company was expanded from nine to 12 persons. The Merger Agreement further provided that, at the effective time of such merger, the Board of Directors would consist of the nine directors of Prime Retail, Inc. then in office and three persons designated by Horizon. The persons so designated by Horizon were Norman Perlmutter, William P. Dickey and Robert D. Perlmutter.

         The Board of Directors proposes the election of four Class II directors at the Meeting, each to hold office for a three year term or until their successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director.

         Set forth below are the names of and certain other information regarding the nominees for the four Director positions to be elected at the Meeting and also regarding the Directors whose terms of office will continue after the Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION

                                                                                     Year Term
                                                    Principal Occupation             of Office        Served as a
              Name                  Age               and Position Held             Will Expire     Director Since
              ----                  ---           ------------------------          -----------     --------------

Abraham Rosenthal                    49           Chief Executive Officer,              2002             1994
                                                          Director
Robert D. Perlmutter                 37                   Director                      2002             1998
James R. Thompson                    62                   Director                      2002             1994
Marvin S. Traub                      74                   Director                      2002             1994

         ABRAHAM ROSENTHAL. Abraham Rosenthal has been the Chief Executive Officer and a Director of Prime Retail, Inc. since its inception. Mr. Rosenthal joined PGI in 1988, serving as Vice President, Senior Vice President and, immediately prior to joining Prime Retail, Inc., as Executive Vice President. Mr. Rosenthal's responsibilities with Prime Retail, Inc. include strategic planning, new business development, investor relations, capital markets, financing, site selection, pre-development activities and building designs. Mr. Rosenthal has been involved in retail design and development for the past 20 years. Prior to joining PGI, Mr. Rosenthal was Vice President-Design and Construction of Cordish/Embry and Associates. Mr. Rosenthal received a Bachelor of Architecture degree from the University of Maryland School of Architecture, is a registered architect in the State of Maryland and is certified by the National Council of Architectural Registration Board. Mr. Rosenthal is a full member of the International Council of Shopping Centers ("ICSC") and the National Realty Committee and NAREIT. Mr. Rosenthal is on the executive committee of the Baltimore Museum of Art and chairs the organization's Development, Marketing and Finance Committee. Mr. Rosenthal is also a member of the Maryland/Israel Development Center and is on the board and a member of the executive committee for the Baltimore's Downtown Partnership. Mr. Rosenthal is also a board member of Sinai Hospital and Bryn Mawr School. Mr. Rosenthal was the recipient of the 1995 Entrepreneur of the Year Award for Maryland Real Estate.

         ROBERT D. PERLMUTTER. Robert D. Perlmutter, a Director of Prime Retail, Inc. since the closing of the merger with Horizon Group, Inc., is, as of April, 1999, a principal of Davis Street Land Company, a real estate development firm focused on the development and ownership of retail properties in suburban downtown areas. From 1990 to 1998, Mr. Perlmutter was President and Chief Executive Officer of Heitman Retail Properties, a subsidiary of Heitman Properties, Ltd., which as asset manager, was listed by Shopping Center World as the fourth largest owner of regional mall shopping centers in the United States. Mr. Perlmutter previously served on the board of Horizon Group, Inc., which merged with Prime Retail, Inc. Mr. Perlmutter is a member of the ICSC, the Illinois ICSC Committee and NAREIT. Mr. Perlmutter received a Bachelor of Science degree from the University of Colorado in Boulder. Mr. Perlmutter is the son of Norman Perlmutter.

         GOVERNOR JAMES R. THOMPSON. James R. Thompson, a Director of
Prime Retail, Inc. since the Company's initial public offering (the
"Prime IPO"), is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977-1991. Governor Thompson serves on the board of directors of FMC Corporation, American National Can, Jefferson Smurfit Group plc, Union Pacific Resources Company, Prime Group Realty Trust, The Metzler Group, Inc. and Hollinger International, Inc. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

         MARVIN S. TRAUB. Marvin S. Traub, a Director of Prime Retail,
Inc. since the Prime IPO, has been President of MTA since 1992. In addition, Mr. Traub joined Financo, Inc. in 1994 as Senior Advisor.
Prior to establishing MTA, Mr. Traub was Chairman of Bloomingdales from 1978-1992 and was Vice Chairman of Federated Department Stores from 1988-1992. Mr. Traub was a director and Chairman of the Executive Committee of The Conran Stores, Inc. The Conran Stores, Inc. filed a petition for protection under U.S. bankruptcy laws on January 10, 1994. Mr. Traub received an M.B.A. degree (with distinction) from Harvard Business School after receiving a B.A. degree (magna cum laude) from Harvard University.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                                                                     Year Term
                                                    Principal Occupation             of Office        Served as a
              Name                   Age              and Position Held             Will Expire      Director Since
         --------------              ---       -------------------------------      -----------      --------------

Michael W. Reschke                   43        Chairman of the Board, Director         2000               1994
William H. Carpenter, Jr.            48          President, Chief Operating            2001               1994
                                                     Officer, Director
Glenn D. Reschke                     48            Executive Vice President-           2000               1997
                                                 Development and Acquisitions,
                                                          Director
William P. Dickey                    56                   Director                     2000               1998
Terence C. Golden                    54                   Director                     2000               1994
Norman Perlmutter                    65                   Director                     2001               1994
Kenneth A. Randall                   71                   Director                     2001               1994
Sharon Sharp                         59                   Director                     2001               1997


         MICHAEL W. RESCHKE. Michael W. Reschke has been the Chairman of the board of directors of Prime Retail, Inc. since its inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last seventeen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke is Chairman of the board of directors of Brookdale Living Communities, Inc. and Prime Group Realty Trust and a member of the board of directors of Horizon Group Properties, Inc. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute. Mr. Reschke is the brother of Glenn D. Reschke, an executive officer and director of Prime Retail, Inc.

         WILLIAM H. CARPENTER, JR. William H. Carpenter, Jr. has been President, Chief Operating Officer and a Director of Prime Retail, Inc. since its inception. Mr. Carpenter joined PGI in 1989, serving as Senior Vice President and, immediately prior to joining Prime Retail, Inc., as Executive Vice President. Mr. Carpenter's responsibilities with Prime Retail, Inc. include leasing, marketing, operations and management, development, and construction. Prior to joining PGI, Mr. Carpenter was President of D.I. Realty, Inc. (a division of Design International) from 1988 to 1989 and in such capacity managed all aspects of retail leasing and development for D.I. Realty, Inc., including property management, construction, and merchant coordination. Mr. Carpenter previously was senior regional leasing director with The Rouse Company and a partner with Cordish/Embry and Associates in Baltimore, Maryland. In these positions, Mr. Carpenter directed the development and leasing of a number of major urban projects in cooperation with city governments. Over the last 23 years, Mr. Carpenter has been involved in over 57 major urban, suburban and outlet projects throughout the United States. Mr. Carpenter attended the University of Baltimore and is a member of the International Council of Shopping Centers, a member of Developers of Outlet Centers, and a full member of the Urban Land Institute. Mr. Carpenter sits on the

International Counsel of Shopping Centers/Value Retail News Executive Committee and also sits on the Board for Severn School. Mr. Carpenter was the recipient of the 1995 Entrepreneur of the Year Award for Maryland Real Estate.

         GLENN D. RESCHKE. Glenn D. Reschke is Executive Vice President - Development and Acquisitions and a Director of Prime Retail, Inc., where he is responsible for site selection, design and construction for Prime Retail, Inc.'s new retail projects, as well as the acquisition of existing outlet centers nationwide. Mr. Reschke joined PGI in 1983 and, since that time, served as Vice President, Senior Vice President and Executive Vice President of PGI, and was responsible for PGI's multi-family, senior housing, single family and land development divisions. Prior to that, Mr. Reschke was the Director of the EPA's Automotive Emission Testing Laboratory in Ann Arbor, Michigan where he managed the nation's automotive emission certification and fuel economy testing programs for the Federal Government. Mr. Reschke received a Masters in Business Administration from Eastern Michigan University with a specialization in finance after receiving a Bachelor of Science degree with honors in Chemical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana. Mr. Reschke is the brother of Michael W. Reschke, Prime Retail, Inc.'s Chairman of the Board.

         WILLIAM P. DICKEY. Mr. Dickey is the owner and President of the Dermot Company, Inc., a California real estate investment and advisory firm. Prior to forming the Dermot Company, Inc. in October 1991, Mr. Dickey was a Managing Director at The First Boston Corporation, a New York investment banking firm (now CS First Boston) from February 1986 to November 1990. Prior to joining First Boston, Mr. Dickey was a partner with the New York law firm of Cravath, Swaine & Moore from May 1980 to February 1986. From 1964 to 1970, Mr. Dickey was an officer in the U.S. Air Force and during that time served tours in the Philippines and Vietnam as an intelligence officer, and at the U.S. Air Force Academy as an instructor. Mr. Dickey is a Trustee of the Retail Property Trust, an institutionally-owned REIT with investments in regional shopping centers. Mr. Dickey is a Director of Price Enterprises, Inc., Mezzanine Capital Property Investors, Inc. and Kilroy Realty Corporation. Mr. Dickey previously served on the board of Horizon Group, Inc., which merged with Prime Retail, Inc. Mr. Dickey holds a J.D. degree from Columbia Law School, an M.A. degree in International Affairs from Georgetown University, and a B.S. degree from the U.S. Air Force Academy.

         TERENCE C. GOLDEN. Terence C. Golden, a Director of Prime Retail, Inc. since the Prime IPO, has been Chief Executive Officer, President and director of Host Marriott Corporation, Bethesda, Maryland since September 1995 as well as Chairman of the Board of Bailey Realty Corporation (BRC) in Washington, D.C. since 1991. Prior to forming BRC, Mr. Golden held the position of Chief Financial Officer of The Oliver Carr Company from 1989 to 1991. From 1985 to 1988, Mr. Golden was appointed by President Reagan and confirmed by the U.S. Senate to the office of Administrator of General Services Administration. From 1984 through 1985, Mr. Golden was Assistant Secretary at the U.S. Department of Treasury. Mr. Golden was one of the founding partners of Trammell Crow Residential Companies and was its Managing Partner from 1976 through 1984. Mr. Golden also serves as a director of Cousins Properties, Inc. and PEPCO. Mr. Golden received an M.B.A. degree from Harvard Business School (1970), an M.S. degree in Nuclear Engineering at the Massachusetts Institute of Technology (1967), and a B.S. degree in Mechanical Engineering from the University of Notre Dame (1966).

         NORMAN PERLMUTTER. Since 1966 Mr. Perlmutter has served as Chairman of the Board and Chief Executive Officer of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the United States. Mr. Perlmutter is also a director of Chris-Craft Industries, Inc., Heitman/PRA Securities Advisors, Inc., United Television, Inc. and Horizon Group Properties, Inc. Mr. Perlmutter previously served on the boards of United Asset

Management Corporation, Warner Communications, and Horizon Group, Inc., which merged with Prime Retail, Inc. He holds a B.S. degree from the University of Illinois. Mr. Perlmutter is the father of Robert D. Perlmutter.

         KENNETH A. RANDALL. Kenneth A. Randall, a Director of Prime Retail, Inc. since the Prime IPO, was the Chairman of ICL Inc. from 1980 to 1982, Vice Chairman of Northeast Bancorp, Inc. from 1977 to 1987, the Chairman and Chief Executive Officer of United Virginia Bankshares Incorporated from 1970 to 1976 and the Chairman of the FDIC from 1965 to 1970. Mr. Randall was President and Chief Executive Officer of The Conference Board, Inc. from 1976 to 1982. Mr. Randall currently serves on the board of directors of Dominion Resources, Inc., Dominion Energy, Inc., Lumbermans Mutual Casualty Company, American Motorist Insurance Company, American Manufacturers Mutual Insurance Company and Virginia Electric and Power Company. Mr. Randall also serves as trustee of the principal Oppenheimer mutual funds. Mr. Randall attended Weber State University and received a B.A. degree and an M.S. degree from Brigham Young University.

         SHARON SHARP. Sharon Sharp, a Director of Prime Retail, Inc. since November 1997, currently is a director of the Public Gaming Research Institute ("PGRI"), where she serves as publisher of Public Gaming International, the leading magazine of the worldwide lottery industry, and manages their international career placement service specializing in lottery and gaming personnel. Prior to joining PGRI, Ms. Sharp served as director of the Illinois and California Lotteries from 1987-1993. Ms. Sharp attended Holy Cross Central School of Nursing, and received an A.A.S. in Journalism from Harper College.


                     INFORMATION REGARDING MEETINGS
                AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has established the Audit Committee, the Executive Committee, the Compensation Committee, the Executive Compensation and Stock Incentive Plan Committee and the Independent Directors Committee.

         AUDIT COMMITTEE. The functions of the Audit Committee, which consists of Messrs. Golden and Randall, include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

         EXECUTIVE COMMITTEE. The Executive Committee, which consists of Messrs.
M. Reschke, Rosenthal and Carpenter, has certain authority to acquire and dispose of real property and the power to authorize, on behalf of the Board of Directors, the execution of certain contracts and agreements, including those related to certain financings by the Company. The Executive Committee meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Board of Directors.

         COMPENSATION COMMITTEE. The Compensation Committee, which consists of Messrs. Golden, Randall and Traub and Governor Thompson and Ms. Sharp, has certain responsibilities in connection with determining the compensation for the Company's employees.

         EXECUTIVE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEE. The Executive Compensation and Stock Incentive Plan Committee, which consists of Messrs. Golden and Randall and Ms. Sharp, has responsibility for determining the compensation of the Company's executive officers and implementing and administering the Company's Stock Incentive Plans.

         INDEPENDENT DIRECTORS COMMITTEE. The Independent Directors Committee, which consists of Messrs. Dickey, Golden, N. Perlmutter, R. Perlmutter, Randall, Traub and Governor Thompson and Ms. Sharp, has the responsibility to (i) consider and approve any proposed action or transaction involving the Company and PGI; (ii) consider and take such actions and make such approvals and recommendations as are required to be considered, taken or made by the Company's independent directors under either the Operating Partnership Agreement or corporate governance documents relating to the Company, or otherwise; and (iii) consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving the Company.

         During the fiscal year ended December 31, 1998, the Audit Committee held two meetings, the Compensation Committee held two meetings, the Executive Compensation and Stock Incentive Plan Committee held two meetings, the Independent Directors Committee held three meetings and the Board of Directors held six meetings.

PROPOSAL NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as independent auditors of the Company, for the year ending December 31, 1999. Ernst & Young LLP served as independent auditors of the Company for the year ended December 31, 1998. A representative of Ernst & Young LLP will attend the Meeting and will have an opportunity to make a statement if they desire to do so and, while not intending to make a statement, will respond to appropriate questions directed to Ernst & Young LLP.

         The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

         Before making its recommendation to the Board of Directors for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

PROPOSAL NO. 3

                      APPROVAL OF THE AMENDED AND RESTATED
                        NONEMPLOYEE DIRECTOR STOCK PLAN

         At its 1998 Annual Meeting, the Company's shareholders approved the Prime Retail, Inc. Nonemployee Director Stock Plan (the "Directors Plan"). The Directors Plan authorizes up to 285,000 Common Shares for grants of non-qualified stock options. The Board of Directors, upon recommendation of the Executive Compensation and Stock Incentive Plan Committee, has amended and restated the Amended Directors Plan to provide for automatic restricted stock awards and to permit non-qualified stock option awards.

         The following summary of the Amended Directors Plan is qualified in its entirety by reference to the amended and restated plan document, a copy of which is attached to this Proxy Statement as Appendix I.

         ELIGIBILITY. Each Director who is not a current employee of the Company (a "Nonemployee Director") will participate in the Amended Directors Plan. Of the three nominees for election as Directors at the Meeting, Messrs. R. Perlmutter and Traub and Governor Thompson are Nonemployee Directors.

         ADMINISTRATION. The Board of Directors shall administer the Amended Directors Plan. The Board of Directors has the authority to interpret the Amended Directors Plan and establish or amend any rules for its administration. The Board of Directors does not, however, have any discretion with respect to either eligibility or selection of Nonemployee Directors to receive restricted stock awards or the number or timing of such grants. The Board of Directors has discretion with respect to eligibility and selection of Nonemployee Directors to receive stock option awards and the number of shares subject to such options and the timing of those grants.

         SHARES AVAILABLE UNDER THE AMENDED DIRECTORS PLAN. A maximum of 285,000 Common Shares are reserved for issuance under the Directors Plan. The Amended Directors Plan does not change that number. The Board of Directors is authorized to satisfy grants under the Amended Directors Plan with authorized but unissued Common Shares or Common Shares previously issued and reacquired by the Company. The Company intends to purchase shares on the open market to satisfy awards under the Amended Directors Plan, to the extent the Board of Directors deems such purchases to be in the Company's best interest. If an Amended Directors Plan award expires, terminates or is forfeited for any reason the Common Shares associated with it shall again be available for awards under the Amended Directors Plan. The maximum number of Common Shares and outstanding awards will be adjusted to reflect stock dividends, stock splits, reverse stock splits, share combinations, stock rights offerings, or similar events of or by the Company.

         RESTRICTED STOCK GRANTS. The Board of Directors may award Common Shares that are subject to such restrictions as it deems appropriate, including restrictions against transfer for a specified period ("Restricted Stock"). Subject to shareholder approval of the Amended Directors Plan, it will provide for automatic grants of 2,000 shares of Restricted Stock to each Nonemployee Director who has at least three months of service on the Board of Directors on the date the Amended Directors Plan is approved (the "Effective Date"). The Amended Directors Plan also will provide for automatic grants of 1,000 shares of Restricted Stock to each Nonemployee Director who is added to the Board of Directors after the Effective Date and an automatic grant of 1,000 shares of Restricted Stock to each Nonemployee

Director who has completed at least three months of service on the Board of Directors as of each annual meeting date (beginning with the 1999 annual meeting); provided, however, that the Board of Directors may resolve, in its sole discretion, that eligible Directors shall receive stock options of a substantially equivalent value, in lieu of these automatic grants of Restricted Stock.

         Prior to the amendment and restatement, the Directors Plan provided for automatic grants of stock options for: (i) 10,000 shares to each Nonemployee Director who has at least three months of service on the Board of Directors on the date the Amended Directors Plan was approved by shareholders; (ii) 5,000 shares to each Nonemployee Director added to the Board of Directors after the approval date; and (iii) 5,000 shares to each Nonemployee Director who completes a year of service on the Board of Directors as of each annual meeting date (beginning with the 1999 annual meeting). The change from automatic awards of stock options to automatic awards of restricted stock was made to mirror the Company's shift in award strategy to restricted stock from stock options for its senior executive employees. The amount of the automatic awards was reduced by a multiple of five, pursuant to the recommendation of the Company's compensation consultant, to reflect the difference in estimated value between stock option awards and restricted stock awards. If the Amended Directors Plan is adopted the stock option awards granted under the Directors Plan in 1998 will be cancelled.

         The Restricted Stock awards shall be fully vested at all times. The Board of Directors may impose such other restrictions on the Restricted Stock as it deems appropriate. Prior to the lapse of restrictions, a Nonemployee Director who has received an award of Restricted Stock generally has the rights of a shareholder of the Company, including the right to vote and to receive cash dividends on the shares of Restricted Stock. Any stock dividend issued with respect to shares of Restricted Stock shall be treated as additional shares granted under the Restricted Stock award.

         The following table sets forth the number of shares of Restricted Stock that will be issued in 1999 under the Amended Directors Plan to each Nonemployee Director, assuming the Company's shareholders approve the Amended Directors Plan.

                                                                                            Number of Shares
Nonemployee Director                                             Dollar Value(1)           of Restricted Stock
--------------------                                             ---------------           -------------------

William P. Dickey                                                  $ 26,812.50                       3,000
Terence C. Golden                                                  $ 26,812.50                       3,000
Robert D. Perlmutter (2)                                           $ 26,812.50                       3,000
Norman Perlmutter                                                  $ 26,812.50                       3,000
Kenneth A. Randall                                                 $ 26,812.50                       3,000
James R. Thompson (2)                                              $ 26,812.50                       3,000
Marvin S. Traub (2)                                                $ 26,812.50                       3,000
Sharon J. Sharp                                                    $ 26,812.50                       3,000
                                                                    ----------                      ------
All Current Nonemployee Directors as a Group                       $214,500.00                      24,000


(1) Based on the market price of $8.9375 per share, which was the closing selling price of Common Stock on the NYSE on April 23, 1999.

(2) The Director will only receive these shares of Restricted Stock if he is reelected to the Board of Directors at the Meeting.

         STOCK OPTION GRANTS. The Board of Directors may grant options to purchase Common Shares, which are non-qualified stock option ("Stock Options"). The Board of Directors will determine the exercise price per Common Share for a Stock Option. A Stock Option awarded under the Amended Directors Plan will be immediately exercisable.

         A Nonemployee Director must pay the exercise price per Common Share when he or she exercises all or a portion of a Stock Option. The exercise price may be paid (a) by check or in cash, (b) in whole Common Share, (c) by simultaneous sales of Common Shares through a broker, or (d) through any combination of such methods.

         A Nonemployee Director may not transfer Stock Options other than through the laws of descent and distribution or pursuant to a domestic relations order.

         AMENDMENT AND TERMINATION OF THE AMENDED DIRECTORS PLAN. The Board of Directors may from time to time in its discretion amend or modify the Amended Directors Plan without the approval of shareholders, provided that such an amendment or modification does not increase the Company's cost. No amendment shall become effective without shareholder approval if such approval is required by law, rule or regulation. No amendment may adversely effect any right of a Nonemployee Director with respect to any outstanding award without the written consent of the Nonemployee Director, unless the change is required to comply with any federal or state statute or regulation.

         The Amended Directors Plan shall terminate on March 18, 2008 or at such earlier time as the Board of Directors may determine. Any termination shall not adversely affect any outstanding award without the written consent of the Nonemployee Director.

         FEDERAL INCOME TAX CONSEQUENCES. The Nonemployee Director recognizes ordinary income and the Company is entitled to a corresponding federal income tax deduction equal to the fair market value of the Common Shares when the restrictions lapse and the Restricted Stock becomes fully vested. If the Nonemployee Director makes an election under Section 83(b) of the Code (a "Section 83(b) Election") within 30 days after receiving the Restricted Stock, the Nonemployee Director recognizes ordinary income and the Company is entitled to a corresponding federal income tax deduction equal to the fair market value (determined without regard to any restrictions) of the Common Shares at that time. If a Nonemployee Director makes a Section 83(b) Election, he or she will not recognize any additional income when the restrictions lapse. If the shares of Restricted Stock are subsequently forfeited, however, the Nonemployee Director may not deduct the income that was recognized under the Section 83(b) Election.

         A Nonemployee Director will not recognize income when a stock option is granted and the Company will not be entitled to a deduction at that time. When the option is exercised, the Nonemployee Director will recognize ordinary income equal to the difference, if any, between the aggregate exercise price paid and the fair market value, as of the date the option is exercised, of the Common Shares received. The Nonemployee Director's tax basis in such shares will equal the exercise price paid plus the amount recognized by the Nonemployee Director as ordinary income. The Company will generally be entitled to a federal income tax deduction in the Company's tax year in which the option is exercised equal to the ordinary income recognized by the Nonemployee Director as described above. The Nonemployee Director's holding period when determining whether a subsequent sale of the Common Shares is eligible for capital gains or losses begins when the Stock Option is exercised.

         REQUIRED VOTE. To be adopted, the Amended Directors Plan Proposal requires the affirmative vote of a majority of the Common Shares present in person or represented by proxy at the Meeting. If the shareholders do not approve the amendment and restatement, only stock options may be granted under the Amended Directors Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED DIRECTORS PLAN.

                          COMPENSATION OF DIRECTORS

         Directors who are not employees of, or affiliated with, the Company will receive a fee for their services as Directors. Such persons will receive annual compensation of $35,000 plus a fee of $1,000 for attendance in person at each meeting of the Board of Directors, a fee of $500 for participating by telephone in each substantial meeting of the Board of Directors or of any committee of the Board of Directors, a fee of $500 for attending any meeting of any committee of the Board of Directors, and an annual fee of $1,000 for each committee on which such member serves. Such persons also will receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings.

         Pursuant to the Directors Plan, the Company granted options to purchase an aggregate of 65,000 shares of Common Stock to outside directors of the Company as follows (with the number of Common Shares to be issued upon exercise thereof indicated parenthetically): William P. Dickey (5,000), Terence C. Golden (10,000), Norman Perlmutter (5,000), Robert D. Perlmutter (5,000), Kenneth A. Randall (10,000), Sharon Sharp (10,000), Governor James R. Thompson (10,000) and Marvin S. Traub (10,000). Such options were fully vested upon the date of grant and will terminate upon the earlier to occur of (a) the expiration of ten years from the date of grant or (b) the expiration of one year from the date of termination of service of the optionee as a Director of the Company. The exercise price of such options is $13.09 per share.

                      COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning the compensation for services in all capacities to the Company for the years ended December 31, 1996, 1997 and 1998 with respect to the Chairman of the Board of Directors, the Chief Executive Officer of the Company and the four other persons who are the most highly compensated executive officers of the Company (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                           Annual Compensation                  Long Term Compensation
                                           -------------------      --------------------------------------------
                                                                                  Awards               Payouts
                                                                                 --------              -------
                                                                      Restricted       Securities         LTIP
     Name and Principal                                             Stock Award(s)     Underlying        Payouts
          Position              Year       Salary      Bonus(1)           (#)          Options (#)         ($)
   ----------------------       ----       ------      --------     ---------------    -----------   ---------

Michael W. Reschke              1998        $259,615      $225,000      41,831            300,000(3)        -
Chairman of the Board           1997         150,000       500,000         -               75,000(4)        -
                                1996         150,000           (2)         -               50,000(4)        -

Abraham Rosenthal               1998         415,384       360,000         0              300,000(3)  $ 628,925(6)
Chief Executive Officer         1997         257,420       250,000         -               75,000(5)  1,261,150(6)
                                1996         257,420       200,833         -               50,000(4)        -

William H. Carpenter, Jr.       1998         415,384       360,000         0              300,000(3)    628,925(6)
President, Chief Operating      1997         257,420       250,000         -               75,000(5)  1,261,150(6)
Officer                         1996         257,420       200,833         -               50,000(4)        -


Glenn D. Reschke                1998         225,961       252,500      15,687             50,000(3)        -
Executive Vice President -      1997         175,000       175,000         -               10,000(4)        -
Development and Acquisitions    1996         168,269       140,583         -               20,000(4)        -


David G. Phillips               1998         225,961       395,300      15,687            170,000(3)        -
Executive Vice President -      1997         175,000       175,000         -               10,000(4)        -
Operations and Marketing        1996         168,269       140,583         -               20,000(4)        -


Robert P. Mulreaney             1998         225,961       302,500      15,687             50,000(3)        -
Executive Vice President -      1997         175,000       175,000         -               10,000(4)        -
Chief Financial Officer and     1996         168,269       140,583         -               10,000(4)        -
Treasurer


--------------------

Notes:

(1)   Reflects bonus paid for performance in year indicated.

(2) At his request, Mr. M. Reschke was not considered for a discretionary bonus for the year ended December 31, 1996.

(3)    Options granted pursuant to the 1998 Long-Term Stock Incentive Plan.

(4)    Options granted pursuant to the 1995 Stock Incentive Plan.

(5) Reflects (i) 25,000 options to purchase Common Stock granted pursuant to the 1995 Stock Incentive Plan and (ii) 50,000 options to purchase Common Units granted by PGI pursuant to certain indemnification and option agreements (the "Executive Indemnification and Option Agreements"). See "Certain Relationships and Related Transactions - Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."

(6) Reflects a special distribution from the Operating Partnership to certain limited liability companies controlled by Messrs. Rosenthal and Carpenter (the "Executive LLCs"). See "Report of Executive Compensation and Stock Incentive Plan Committee - Long-Term Compensation" and "Certain Relationships and Related Transactions - Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs."

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to options granted in 1998 to the Named Executives by the Company.


                                                                                    Potential Realizable Value at
                                                                                       Assumed Annual Rates of
                                                                                     Stock Price Appreciation for
                                                                                      Option Term Based on Grant
                                                 Individual Grants                         Date Stock Price
                              --------------------------------------------------    -----------------------------
                                            Percent of
                                               Total
                               Number of      Options
                              Securities    Granted to    Exercise
                              Underlying     Employees     or Base
                              Options(1)     In Fiscal      Price      Expiration
            Name              Granted(#)      Year(2)    ($/SH) (3)        Date          5%($)           10%($)
       --------------         ----------    ----------   -----------   -------------   -------------    -----------

Michael W. Reschke                 300,000        17.40%      $13.09       6/12/08      $2,546,716     $6,381,986

Abraham Rosenthal                  300,000        17.40%       13.09       6/12/08       2,546,716      6,381,986

William H. Carpenter, Jr.          300,000        17.40%       13.09       6/12/08       2,546,716      6,381,986

Glenn D. Reschke                    50,000         2.90%       13.09       6/12/08         424,453      1,063,664

David G. Phillips                   50,000         2.90%       13.09       6/12/08         424,453      1,063,664
                                   120,000         6.96%       14.19       6/12/08         887,142      2,421,251

Robert P. Mulreaney                 50,000         2.90%       13.09       6/12/08         424,453      1,063,664
--------------------


Notes:

(1) Except as otherwise noted, the exercise price for the options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of Common Shares.

(2) Reflects the percent of total options to purchase Common Shares granted to employees in the last fiscal year pursuant to the 1998 Long-Term Stock Incentive Plan and the Nonemployee Director Stock Plan (together, the "Plans"). A total of 1,724,575 options were granted to employees on June 12, 1998, June 15, 1998 and December 1, 1998 pursuant to the Plans.

(3) The exercise price for each share is equal to at least one hundred percent of the Fair Market Value of a share on the date the option was granted.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

         The following table sets forth information with respect to the number of Common Shares underlying Stock Options held by each of the Named Executives and the value of such officers' exercisable and unexercisable options on December 31, 1998. None of the Named Executives exercised any Stock Options during 1998.

                                                                                                      Value of
                                                                                                     Unexercised
                                                                                                    in-the-Money
                                                                            Number of              Options at 1998
                                                                        Unexercised Options            Year-End
                                      Shares                           at 1998 Year-End (#)             ($)(1)
                                   Acquired on          Value          --------------------        -------------
                                     Exercise         Realized            (Exercisable/             (Exercisable/
                                       (#)              ($)               Unexercisable)           Unexercisable)
                                  ------------        ---------           ---------------          -------------
NAME
Michael W. Reschke                       -                -                367,501/207,499            $0.00/$0.00
Abraham Rosenthal                        -                -                317,501/207,499              0.00/0.00
William H. Carpenter, Jr.                -                -                317,501/207,499              0.00/0.00
Glenn D. Reschke                         -                -                  127,560/2,500              0.00/0.00
David G. Phillips                        -                -                147,500/102,500              0.00/0.00
Robert P. Mulreaney                      -                -                       70,000/0              0.00/0.00
--------------------


Note:

(1) Based on the market price of $9.81 per share, which was the closing selling price per share of Common Stock on the NYSE on December 31, 1998, less the option exercise price of unexercised, in-the-money options held by the Named Executives at December 31, 1998.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

         The Company has entered into agreements (the "Employment Agreements") with each of the Named Executives other than Messrs. Mulreaney and G. Reschke. The agreements with Messrs. M. Reschke, Rosenthal, Carpenter and Phillips generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except that Mr. M. Reschke is required to devote only such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board of Directors. The Employment Agreements for each of Mr. M. Reschke and Mr. Phillips provide for terms expiring on March 22, 1999, which terms are automatically extended for successive one year periods unless either the Company or the executive officer provides the other with prior written notice that such term shall not be extended. The Employment Agreements for Messrs. Rosenthal and Carpenter provide for a term expiring on the third anniversary of January 1, 1998, which terms are automatically extended for successive one year periods unless either the Company or the executive officer provides the other with prior written notice that such term shall not be extended.

         The Employment Agreements with Messrs. M. Reschke and Phillips provide that the employees covered thereby are eligible to receive discretionary bonuses based on the achievement of performance goals established by the Company. The Employment Agreements with Messrs. Rosenthal and Carpenter provide for annual performance based bonuses of not more than the executive's base salary determined by a formula based on the following financial factors: annual growth in FFO on a fully diluted per share basis, first year return on total development cost for all new centers and expansions which open during the year, average sales per square foot, percentage of space leased, and a discretionary component of not more than 10% of the total bonus paid based on the executive's participation in the development of new concepts. The Executive Compensation and Stock Incentive Plan Committee may, in its sole discretion, pay an annual performance bonus that is greater than that indicated by application of the formula.

         If the Employment Agreements are terminated by the Company "without cause" or are terminated by the executive after a "change in control" or for "good reason" (as such terms are defined in the Employment Agreements), the executive will be entitled to a lump sum payment. With regard to Messrs. M. Reschke and Phillips, such payment will be an amount equal to the greater of such executive's annual base salary or 50% of the remaining aggregate base salary due the executive over the remaining term of his Employment Agreement. With regard to Messrs. Rosenthal and Carpenter, such amount for termination by the Company "without cause" or for termination by the executive for "good reason" will be equal to the executive's annual base salary plus the average annual performance bonus paid to the executive for the two years preceding the termination.

         The Employment Agreements with Messrs. Rosenthal and Carpenter provide that if, within twenty-four months following a "change of control" of the Company, the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason," such executive will be entitled to receive any bonuses accrued but undistributed, other vested benefits through the effective date of the termination and health and life insurance benefits for a period of two years, plus a termination distribution in the amount of $1.6 million. Additionally, if the Employment Agreements are so terminated, certain restrictions on the transfer of stock held by Messrs. Rosenthal and Carpenter (or obtained by such persons upon exercise of Common Units) may terminate, and any stock awards under the Company's 1998 Long-Term Stock Incentive Plan will be vested. Finally, if the Employment Agreements are terminated, Messrs. Rosenthal and Carpenter will be fully vested in any amount accrued on their behalf under any qualified or nonqualified retirement plans of the Company. With regard to Messrs. Rosenthal and Carpenter, the Employment Agreements contain certain non-compete provisions restricting the executives from developing, acquiring or operating retail properties similar to those properties developed or operated by the Company for a period of up to two years following termination of employment, which period may be limited to four quarters by either party at any time prior to 30 days before the end of the fourth quarter. The Employment Agreements provide that if the Company terminates the executive's employment without cause or the executive terminates his employment with good reason then, so long as the executive is in compliance with these non-compete provisions, the Company will pay the executive an amount equal to $66,666.66 per calendar month for a period of 2 years, beginning with the first calendar month after termination of the executive's employment; provided that, either the Company or the executive may elect to limit the non-compete period, and the $66,666.66 monthly payments, to one year.

                       EXECUTIVE COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Compensation and Stock Incentive Plan Committee of the Board of Directors, which is required to have a majority of outside Directors who are neither employees nor officers of the Company is charged with determining compensation for the Company's executive officers. Messrs. Golden and Randall and Ms. Sharp currently serve on the Executive Compensation and Stock Incentive Plan Committee.

         No executive officer of the Company served as a director or member of
(i) the compensation committee of another entity which has an executive officer who is a Director of the Company or member of the Company's Executive Compensation and Stock Incentive Plan Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation and Stock Incentive Plan Committee, or
(iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1998.

                        REPORT OF EXECUTIVE COMPENSATION
                       AND STOCK INCENTIVE PLAN COMMITTEE

RESPONSIBILITIES OF THE COMMITTEE

         The Executive Compensation and Stock Incentive Plan Committee consists of three independent, non-employee directors: Messrs. Randall and Golden and Ms. Sharp. It is the Executive Compensation and Stock Incentive Plan Committee's responsibility to:

- Recommend and report to the Board of Directors concerning matters of compensation relating to the Company's senior executive officers, including the Named Executives;
-        Administer the Company's executive incentive plans; and
- Monitor the performance and compensation of the Company's senior executive officers.

         The Executive Compensation and Stock Incentive Plan Committee has retained the services of a nationally recognized compensation and benefits consulting firm (the "Consultant") to assist it in performing these duties, and to obtain access to an extensive database of competitive market practices.

COMPANY PERFORMANCE

         In the Executive Compensation and Stock Incentive Plan Committee's view, the Company's senior management has contributed significantly to the Company's growth in recent years, measured in terms of portfolio size, FFO, and FFO per share on a diluted basis. The Company's senior management also has contributed significantly to the Company's successful efforts to strengthen its financial condition. Since the completion of the Prime IPO, the Company's outlet center portfolio has grown from 9 centers with approximately 2.2 million square feet of GLA to 50 centers with approximately 14.3 million square feet of GLA as of December 31, 1998. During 1998, the Company's portfolio of outlet center properties increased in size by 98.8%, or approximately 7.1 million square feet of GLA. The growth in 1998 reflects the opening of 2 new outlet centers and the expansion of 9 existing centers and the consummation of the merger with Horizon, through which the Company acquired 22 of Horizon's best performing centers and established itself as the largest owner and operator of outlet centers in the United States. For the year ended December 31, 1998, the Company's FFO before allocations to preferred stockholders and minority interests was $42.3 million, or 90.6% higher than in 1997. In addition, and more importantly, the Company's FFO per share increased 17% to $1.41 per share on a diluted basis. Operating statistics of the Company also improved. Annual portfolio sales were up 8% to $255 per square foot, year-end occupancy was up 2% to 96%, and average net rent was up 3% to $14.66 per square foot.

         In addition, since June 1996 the members of senior management have played key roles in structuring and implementing transactions designed to strengthen the Company's financial condition. As a result of these transactions, the Company has substantially increased its level of common equity while reducing its exposure to refinancing risk. In this regard, the Executive Compensation and Stock Incentive Plan Committee notes that the number of publicly traded Common Stock increased from 2,875,000 on December 31, 1995 to 42,736,742 on December 31, 1998, representing an increase in the public market value of outstanding Common Stock (based on closing prices as of such dates) from $34.1 million to $419.4 million.

THE STRUCTURE AND BASIS OF THE COMPANY'S COMPENSATION PROGRAM

         The Company's compensation programs are based on the following guiding principles:

- Competitiveness - Offering competitive levels of total compensation, commensurate with performance, to attract critical executive talent.
- Pay for Performance - Fostering a culture that motivates and rewards high-performing executives and emphasizes incentive based compensation.
- Retention - Retaining exceptional executive talent and promoting management stability for the long-term benefit of the Company and its shareholders.
- Shareholder Interests - Maintaining a compensation program that rewards the achievement of strategic objectives that enhance shareholder value.

         During 1998, the Consultant found that senior executives at most REITs with the same asset class focus as the Company (i.e., retail) and REITs with a similar market capitalization are providing stock awards at greater levels than those received by the Company's senior executive officers, including the Chairman of the Board, the Chief Executive Officer, and the President and Chief Operating Officer of the Company.

         The Company's executive compensation programs consist of the following components:

         BASE SALARY

         The Company has entered into Employment Agreements with Mr. M. Reschke, the Chairman of the Board of the Company, Mr. Rosenthal, the Chief Executive Officer of the Company, Mr. Carpenter, the President and Chief Operating Officer of the Company, and certain other senior executives. Pursuant to such agreements, the base salaries of Messrs. M. Reschke, Rosenthal and Carpenter for the period from January 1, 1998 to December 31, 1998 were $250,000, $400,000 and $400,000, respectively. See "Compensation of Executive Officers -- Employment Agreements and Change of Control Agreements." Pursuant to the Employment Agreements, the Executive Compensation and Stock Incentive Plan Committee may increase a senior executive officer's annual base salary based on achievement of individual performance goals as well as other factors. Based on its observations of industry practice, the Executive Compensation and Stock Incentive Plan Committee decided to increase the base salaries for the senior management team by five percent for 1999.

         ANNUAL PERFORMANCE BONUS

         Executive officers are eligible to receive annual performance bonuses. Pursuant to the Employment Agreements with Messrs. Rosenthal and Carpenter, 90% of their annual performance bonus is determined by a formula tied to the achievement of certain financial and operating objectives and the remaining 10% is determined at the discretion of the Executive Compensation and Stock Incentive Plan Committee based on such executive's participation in the development of new concepts. See "Compensation of Executive Officers -- Employment Agreements and Change of Control Agreements." The annual performance bonus for other senior officers, including Mr. M. Reschke, is determined by the Executive Compensation and Stock Incentive Plan Committee based on a variety of criteria related to individual and company performance.

         The potential annual bonus for Mr. Rosenthal and Mr. Carpenter is $400,000 each. Under a strict application of the Company's bonus formula, Mr. Rosenthal and Mr. Carpenter would be entitled to an amount equal to 80% of potential bonus, or $320,000 each. The Executive Compensation and Stock Incentive Plan Committee believes that the criteria for development return in the bonus calculation does not accurately capture the Company's performance. Thus, the Executive Compensation and Stock Incentive Plan Committee decided to disregard this criteria. Ten percent of the bonus calculation is based on this criteria. Based on the Company's performance, and Mr. Rosenthal's and Mr. Carpenter's accomplishments during 1998, the Executive Compensation and Stock Incentive Plan Committee unanimously approved bonuses for Mr. Rosenthal and Mr. Carpenter at 90% of total potential bonus, or $360,000 each for the period from January 1, 1998 to December 31, 1998. In addition, based on the Company's performance, and senior management's accomplishments during 1998, the Executive Compensation and Stock Incentive Plan Committee unanimously approved year-end bonuses for Mr. M. Reschke and other members of senior management equal to 90% of their respective base salaries for 1998. Mr. M. Reschke received a year-end bonus of $225,000. The Executive Compensation and Stock Incentive Plan Committee also decided to revise the development return objective so it will more accurately reflect the Company's performance in the future.

         STOCK INCENTIVE PLANS

         The Consultant has advised the Executive Compensation and Stock Incentive Plan Committee that the typical REIT Chief Executive Officer and President have been awarded significantly greater equity interests than the Company has awarded to its Chief Executive Officer and President. To provide greater equity interests to the Company's Chief Executive Officer, President and other senior executives, the Executive Compensation and Stock Incentive Plan Committee has adopted the Prime Retail, Inc. 1999 Long-Term Incentive Program (the "Program") under the Prime Retail, Inc. 1998 Long-Term Stock Incentive Plan (the "1998 Stock Incentive Plan"), which was approved by the shareholders last year.

         Under the Program, the Executive Compensation and Stock Incentive Plan Committee will award shares of restricted stock to senior executive officers and other selected key employees based on the Company's total shareholder return (price appreciation and dividends) during a year in relation to objective target levels established by the Executive Compensation and Stock Incentive Plan Committee, and in relation to the total shareholder return for the Company's peer group of companies. The Program also gives the Executive Compensation and Stock Incentive Plan Committee the discretion to award restricted stock to eligible employees irrespective of whether the Company met the total shareholder return targets.

         On the date the restricted stock is awarded, the executive will vest in twenty-five percent (25%) of the shares subject to the award. The remaining shares under the restricted stock award will vest at a rate of twenty-five percent (25%) per year as long as the executive remains employed by the Company. An executive will have full dividend and voting rights with respect to the shares of restricted stock awarded to him, regardless of whether or not he is vested in those shares. Upon a change in control of the Company, an executive will become vested in all outstanding restricted stock awards. In addition, the executive shall receive a pro rata restricted stock award for the year in which the change in control occurs based on the Company's performance during that year before the change in control as determined by the Executive Compensation and Stock Incentive Plan Committee, in its sole discretion.

         Because the Company did not achieve the threshold levels of total shareholder return under the Program for 1998, no restricted stock awards were due. However, the Executive Compensation and Stock Incentive Plan Committee exercised its discretion to award shares of restricted stock to Mr.
M. Reschke and the Executive Vice Presidents and Senior Vice Presidents covered by the Program at one-half of the targeted award levels, based on the Company's operating performance in 1998, the strategic objectives achieved through the merger with Horizon and the fact that one of the Program's primary goals is to increase the equity ownership opportunities of the Company's senior executives. The Executive Compensation and Stock Incentive Plan Committee did not award restricted stock to Messrs. Rosenthal and Carpenter. This discretionary award resulted in an award to Mr. M. Reschke of 41,831 shares of restricted stock.

         The Executive Compensation and Stock Incentive Plan Committee has decided to cancel the stock options awarded on March 18, 1994 to Messrs. M. Reschke, Rosenthal, Carpenter and selected other senior executives. Each executive has consented to the cancellation of his stock option.

         LONG-TERM COMPENSATION

         In connection with the Prime IPO, the Executive LLCs borrowed money from the Company to purchase Common Units, and executed full recourse promissory notes (the "Notes"). See "Certain Relationships and Transactions -- Loans to Messrs. Rosenthal and Carpenter." The Executive LLCs repaid approximately one-half of the total amount of the Notes in 1998. Based on what the Executive Compensation and Stock Incentive Plan Committee believes to be superior performance by the senior executive officers during 1998, the Executive Compensation and Stock Incentive Plan Committee decided to make a special distribution to the Executive LLCs in 1999, in the amount of $600,000, subject to the condition that the Executive LLCs immediately apply such distribution to repay their outstanding obligations under the Notes.

         The Executive Compensation and Stock Incentive Plan Committee also authorized the Company to enter into Special Distribution and Allocation Agreements with the Executive LLCs that will entitle the Executive LLCs to a cash distribution from the Company on or about March 31, 2000, equal to, and to be applied in full against their outstanding obligations under the Notes, provided that the Company achieves certain operating and financial performance objectives to be established by the Executive Compensation and Stock Incentive Plan Committee. In this manner, the compensation of Messrs. Rosenthal and Carpenter will be linked, in part, to the Company's achievement of certain long-term objectives.

         POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

         One of the factors the Executive Compensation and Stock Incentive Plan Committee considers when developing compensation programs is the anticipated tax treatment to the Company and to the executives of various payments and benefits. Generally, the Executive Compensation and Stock Incentive Plan Committee intends to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the ability of a publicly-held corporation such as the Company to deduct compensation in excess of $1 million paid to each named executive officer reported in the Summary Compensation Table, other than performance-based compensation. The Executive Compensation and Stock Incentive Plan Committee may, however, determine that it is necessary to exceed the limit on deductibility under Section 162(m) to insure executive officers are compensated in a manner consistent with the Company's best interests and those of its shareholders.


         Executive Compensation and Stock Incentive Plan Committee
                              Kenneth A. Randall
                              Terence C. Golden
                               Sharon J. Sharp

                               PERFORMANCE GRAPH

         The following performance graph compares the Company's performance to an equity outlet center index consisting of Tanger Factory Outlet Centers, Inc., Chelsea GCA Realty, Inc. and the Company (the "Center Index"). The Center Index has been modified for the period January 1, 1998 to December 31, 1998 to remove Horizon and FAC Realty Trust, Inc. because (i) pursuant to the Merger Agreement, Horizon merged with the Company on June 15, 1998 and (ii) FAC Realty Trust, Inc. (presently named Konover Property Trust) is now classified as an equity strip center. Share price performance for the period January 1, 1998 through December 31, 1998 and historical share price information are not necessarily indicative of future results. All stock price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.


                                                                                 EQUITY OUTLET
     DATE                       PRT                     S & P 500                CENTER INDEX
     ----                       ---                     ---------                ------------

    Mar-94                     100.00                     100.00                    100.00
    Dec-94                      72.08                     105.33                     88.07
    Dec-95                      67.47                     144.75                     85.60
    Dec-96                      78.44                     177.98                     89.14
    Dec-97                      97.04                     237.37                     89.25
    Dec-98                      79.24                     305.21                     79.02


                                 OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         CONSULTING AGREEMENTS WITH AFFILIATES OF MR. TRAUB. The Company has entered into a consulting agreement with MTA, an entity owned and controlled by Mr. Traub. The consulting agreement provides that for so long as Mr. Traub remains a Director of the Company, MTA will provide consulting and advisory services in connection with the Company's merchant relations and MTA will receive a monthly fee of $8,333 for such services.

         The Company entered into a consulting agreement with Financo, Inc. ("Financo"), an affiliate of Mr. Traub, pursuant to which Financo advised and assisted the Company in developing certain discount retailing concepts (the "Concepts"). In connection with the agreement with Financo, during 1997 the Company paid to Financo a retainer of $50,000. Pursuant to the agreement, during 1998 Financo received a fee of $200,000 in connection with the formation of a furniture retailer in which the Company owns a minority interest that will operate stores in certain of the Company's outlet centers. The agreement between Financo and the Company terminated upon the formation of the furniture retailer.

         LOANS TO MESSRS. ROSENTHAL AND CARPENTER. In connection with the IPO, the Operating Partnership made recourse loans of $2.375 million for the benefit of each of Messrs. Rosenthal and Carpenter. Messrs. Rosenthal and Carpenter used such loan proceeds to acquire 125,000 Common Units at a price of $19.00 per unit, reflecting the IPO price per share of Common Stock. Each of Messrs. Rosenthal and Carpenter incurred such loans and made such purchases through the Executive LLC that he controls and which is the borrower under each such loan. Each of the loans is secured by a pledge of 125,000 Common Units acquired with the proceeds thereof (the "Pledged Common Units") and is guaranteed by Messrs. Rosenthal and Carpenter, respectively. On January 1, 1996, the Company and Messrs. Rosenthal and Carpenter, respectively, modified the loans to add accrued and unpaid interest of $187,500 to the principal amount thereof and to amend the interest rate applicable to the loan from 6.55% per annum to the lesser of (i) the amount of the distributions paid by the Operating Partnership with respect to such Pledged Common Units or (ii) 6.55% per annum. Each loan matures on the earlier to occur of (i) March 22, 2004 or (ii) the first anniversary of the termination of the individual's employment with the Company for any reason. The Executive LLCs holding the Pledged Common Units are subject to the same limitations on transfer and exchange applicable to Messrs. Rosenthal and Carpenter personally. As of March 31, 1999, each of these recourse loans had an outstanding principal balance of $593,750. The reduction in the balance of these recourse loans is attributed to incentive bonus payments from the Company in an aggregate of $1,261,150 in 1998 and $628,925 in 1999 paid to the Executive LLCs. Upon receipt of such incentive bonus payments, the Executive LLCs each immediately applied the full amount of such payments to repay, in part, their obligations under the recourse loans.

         INDEMNIFICATION AND OPTION AGREEMENTS WITH MESSRS. ROSENTHAL AND CARPENTER AND THE EXECUTIVE LLCS. On January 1, 1996, PGI entered into the Executive Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter and the Executive LLCs. Pursuant to these agreements, subject to Messrs. Rosenthal and Carpenter's continued employment by the Company and certain other conditions, PGI has agreed to indemnify Messrs. Rosenthal and Carpenter and the Executive LLCs against 50% of any Loss (as hereinafter defined). "Loss" means an amount equal to the Note Balance less the sum of (i) the value of the Pledged Common Units (which shall be deemed to equal the market value of an identical number of Common Stock on the date at which the Executive LLC must repay the Note Balance, and (ii) any distributions paid in respect of the Pledged Common Units (other than distributions used to pay interest on the Note Balance), including any special distributions received by the Executive LLCs pursuant to the Special Distribution Agreements.

         PGI also agreed, subject to Messrs. Rosenthal and Carpenter's continued employment by the Company, to grant to each of Messrs. Rosenthal and Carpenter options to purchase (i) up to 50,000 Common Units at $13.00 per Common Unit upon the first date on which the regular cash distribution for each of four successive calendar quarters of the Operating Partnership distributable with respect to Common Units is equal to or greater than the regular quarterly (calendar) dividend on a per share basis for the outstanding Common Stock for the same calendar quarters, and (ii) up to 50,000 Common Units at $13.00 per Common Unit upon the first date on which the regular quarterly (calendar) dividend per share of Series B Preferred Stock exceeds $.53125 based on the ability of such class of stock to participate in dividends declared and paid in respect of the Common Stock. Any options so granted will expire on December 31, 2000. On August 15, 1997, PGI granted each of Messrs. Rosenthal and Carpenter 50,000 options to purchase Common Units as a result of the satisfaction of the conditions set forth in (i) of this paragraph.

         OBLIGATIONS WITH RESPECT TO HORIZON GROUP PROPERTIES, INC. ("HGP") CREDIT FACILITIES. As of December 31, 1998, the Company is a guarantor or otherwise obligated with respect to an aggregate of approximately $39.5 million of the indebtedness of HGP and its affiliates. HGP is a publicly traded company which was formed in connection with the Company's merger with Horizon in June 1998. Mr. M. Reschke and Mr. N. Perlmutter, Directors of the Company, are members of the board of directors of HGP. As of December 31, 1998, the components of such indebtedness included (i) a secured loan with an outstanding balance of $11.793 million which bears interest at a rate of prime and matures in April 1999; (ii) a secured loan with an outstanding balance of $10.731 million which bears interest at a rate of 10.25% and matures in June 2018; (iii) a secured loan with an outstanding balance of $2.645 million which bears interest at a rate of LIBOR plus 2.50% and matures in December 2002; (iv) a secured loan with an outstanding balance of $0.31 million which bears interest at a rate of prime and matures in December 2000; and (v) an unsecured revolving credit facility with an outstanding balance of $4.0 million which bears a rate of interest of prime and matures in April 1999. In addition, such guaranteed indebtedness includes a guarantee by the Operating Partnership of $10.0 million of obligations under HGP's $108.205 million secured credit facility which bears a rate of interest of LIBOR plus 1.90 % and matures in July 2001. In the event HGP is unable to make debt service payments under such facility, the Operating Partnership may be required by the lenders to make payments under such guarantee.

         OBLIGATIONS WITH RESPECT TO HGP'S BELLPORT OUTLET CENTER. On February 21, 1999, the Operating Partnership began management and operation of the Bellport Outlet Center located in Patchogue, New York, which is owned and was previously operated by HGP. Pursuant to the terms of the management agreement, the Operating Partnership is entitled to payments based on 4% of gross revenues.

         OTHER TRANSACTIONS. Governor James R. Thompson, a Director of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership with the Commission and the NYSE.

Officers, directors and beneficial owners of more than 10% of the outstanding shares of Common Stock are required by Commission regulation to furnish the Company with copies of all such forms which they file.

         Based solely on the Company's review of the copies of such forms received by it, and/or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1998, its directors, executive officers and beneficial owners of more than 10% of the outstanding shares of Common Stock have complied with all filing requirements applicable to them except for the following: (i) Robert P. Mulreaney, an Executive Vice President of the Company, did not timely report his June 15, 1998 conversion of shares of common stock of Horizon into 179 shares of Common Stock and his June 16, 1998 purchase of 2,050 Common Shares Stock and (ii) Anastasia
T. Harris, a Senior Vice President of the Company, did not timely report her May 19, 1998, June 15, 1998 and August 19, 1998 purchases of 41, 75 and 50 shares of Common Stock, respectively.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Any stockholder who wishes to submit a proposal to be presented at the Company's 2000 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202, on or prior to December 31, 1999 to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with such Meeting.

         The Company's By-Laws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders provided that if the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice must be delivered not later than 10 days following the date on which notice of the date of the annual meeting was announced or public disclosure of the date of the annual meeting was made, whichever is earlier. A copy of the full text of these By-Law provisions may be obtained by writing to the Secretary of the Company at the address indicated above.

                                OTHER BUSINESS

         The Board of Directors knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.


                                              /s/ C. Alan Schroeder

                                              C. Alan Schroeder
                                              SECRETARY

Dated:  April 28, 1999

                                 APPENDIX I


            PRIME RETAIL, INC. NONEMPLOYEE DIRECTOR STOCK PLAN
            (As Amended and Restated Effective February 1, 1999)

SECTION 1.  PURPOSE OF PLAN

         This Prime Retail, Inc. Nonemployee Director Stock Plan (the "Plan") is an amendment and restatement of the Prime Retail, Inc. Nonemployee Director Stock Option Plan originally established by, and approved by the shareholders of, Prime Retail, Inc. (the "Company") in 1998. The purpose of the Plan is to provide a means by which the Company may attract and retain directors with outstanding qualifications, by affording those individuals with incentives to exert maximum efforts for the success of the Company through opportunities to participate in the growth, development and financial success of the Company.

SECTION 2.  DEFINITIONS

         Wherever the following capitalized terms are used in the Plan, they shall have the following respective meanings:

         2.1 "ADMINISTRATOR" means the Board or any committee the Board designates.

         2.2  "BOARD" means the Board of Directors of the Company.

         2.3  "CODE" means the Internal Revenue Code of 1986, as amended.

         2.4 "COMMON STOCK" means the Common Stock of the Company, par value $0.01 per share.

         2.5 "COMPANY" means Prime Retail, Inc., a Maryland corporation, or any successor thereto.

         2.6 "DATE OF GRANT" means the date as of which an Option has been granted pursuant to the Plan.

         2.7  "DIRECTOR" means a member of the Board.

         2.8 "ELIGIBLE DIRECTOR" means a Director who is not an employee of the Company or any of its subsidiaries or affiliated corporations or partnerships.

         2.9 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         2.10 "FAIR MARKET VALUE" means the per share value of the Common Stock as of a given date, determined as the average of the highest and lowest quoted selling prices for Common Stock on the relevant date, or, if no sales occurred on such date, the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date; provided, however, that notwithstanding the foregoing, the Administrator may determine "Fair Market Value" in its discretion.

         2.11 "OPTION" means any option granted under this Plan.


                              Appendix I - Page 1

         2.12 "PARTICIPANT" means an Eligible Director to whom a Stock Award is made or an Option granted under this Plan.

         2.13 "PLAN" means the Prime Retail, Inc. Nonemployee Director Stock Plan, as it may be amended from time to time.

         2.14 "SECURITIES ACT" means the Securities Act of 1933, as amended.

         2.15 "SEVERANCE DATE" means the date the individual ceases to be a Director.

         2.16 "SHARES" means the shares of the Company's Common Stock.

         2.17 "STOCK AWARD" means an award of Shares pursuant to Section 3.1 of the Plan.

         2.18 "STOCK AWARD AGREEMENT" means the agreement reflecting the terms and conditions of a Stock Award pursuant to Section 6.1.

         2.19 "STOCK OPTION AGREEMENT" means the agreement reflecting the terms and conditions of an Option pursuant to Section 6.1.

SECTION 3.  SHARE SUBJECT TO PLAN

         3.1 SHARES SUBJECT TO PLAN. The aggregate number of Shares that may be awarded as Stock Awards under Section 4 of the Plan, or issued upon exercise of Options granted under Section 5 of the Plan, shall not exceed 285,000.

         3.2 CANCELED STOCK AWARD. If any Stock Award is canceled, that number of Shares shall again be available for Stock Awards under this Plan, subject to the limitations of Section 3.1.

         3.3 UNEXERCISED OPTIONS. If any Option expires or is canceled without having been fully exercised, a new Option or Options for the number of Shares that would have been issued upon exercise of the unexercised portion of such Option may be granted under this Plan, subject to the limitations of Section 3.1.

SECTION 4.  STOCK AWARDS

         4.1 ELIGIBILITY. Stock Awards may only be made to Eligible Directors.

         4.2 STOCK AWARDS. Subject to the terms and provisions of the Plan, the Board may, at any time and from time to time, make Stock Awards to Participants in such number, upon such terms, and at such times as the Board determines in its sole discretion. Additionally, the following award shall be automatic under the Plan:

                  (a) Each individual who has been serving as an Eligible Director for at least three months on the date the Plan is approved by the Company's shareholders shall receive a Stock Award of 2,000 Shares.


                             Appendix I - Page 2

                  (b) Each individual who first becomes an Eligible Director on or after the date the Plan is approved by the Company's shareholders shall receive a Stock Award as of such date of 1,000 Shares.

                  (c) Subject to the limitations of Section 3.1, each Eligible Director who has completed at least three months of service on the Board on the date of each annual meeting of the Company's shareholders, commencing with the 1999 meeting, and who continues to serve as a member of the Board immediately following the applicable meeting shall automatically receive a Stock Award as of the date of such meeting of 1,000 Shares.

         Notwithstanding the provisions of paragraphs (b) and (c) above, the Board may resolve, in its sole discretion, that Eligible Directors shall receive Options of a substantially equivalent value, in accordance with Section 5 below, in lieu of the automatic Stock Awards provided for in paragraphs (b) and (c) above.

         4.3 VESTING OF STOCK AWARDS. Stock Awards under the Plan shall be fully vested at all times.

         4.4 OTHER RESTRICTIONS. The Administrator may impose such other conditions and/or restrictions on any Stock Award pursuant to the Plan as it deems advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. The Company shall retain the certificates representing Shares in the Company's possession until such time as all conditions and/or restrictions applicable to such shares have been satisfied.

         4.5 VOTING RIGHTS. Participants holding Shares pursuant to a Stock Award hereunder may exercise full voting rights with respect to those Shares.

         4.6 DIVIDENDS AND OTHER DISTRIBUTIONS. Participants holding Shares pursuant to a Stock Award hereunder shall be credited with regular cash dividends or dividend equivalents paid with respect to the shares.

SECTION 5.  GRANTING OF OPTIONS

         5.1 ELIGIBILITY. Options may only be granted to Eligible Directors. Options granted under the Plan shall be non-qualified stock options for purposes of the Code.

         5.2 GRANTING OF OPTIONS. Subject to the terms and provisions of the Plan, the Board may grant Options to Eligible Directors in such number, upon such terms, and at such times as the Board determines in its sole discretion.

         5.3 VESTING OF OPTIONS. Options granted under the Plan shall be fully vested upon the Date of Grant.

         5.4 OPTION EXERCISE PRICE. The Board shall specify the exercise price per share for an Option granted under the Plan in the applicable Stock Option Agreement.


                              Appendix I - Page 3

         5.5 EXERCISE PERIODS. Except as otherwise provided in the Plan or applicable Stock Option Agreement, each Option shall be exercisable, in whole or in part, at any time on or after the Date of Grant and prior to its expiration. No Option may be exercised to any extent by anyone after the first to occur of the following events:

                  (a) the expiration of ten years from the Date of Grant; or

                  (b) the expiration of one year from the Participant's Severance Date unless the Participant dies within said one-year period; or

                  (c) the expiration of one year from the date of the Participant's death.

         5.6 PERSON ELIGIBLE TO EXERCISE OPTIONS. Except as provided in Section 6.7, during the lifetime of the Participant, only such Participant may exercise an Option (or any portion thereof) granted to such Participant. After the death of the Participant, any exercisable portion of such an Option may be exercised by the personal representative of such Participant or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.

         5.7 PARTIAL EXERCISE OF OPTIONS. At any time and from time to time prior to the time when any Option becomes unexercisable under the Plan or applicable Stock Option Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the Administrator may, by the terms of the Stock Option Agreement, require any partial exercise to be with respect to a specified minimum number of shares.

         5.8 MANNER OF EXERCISE. An Option, or any portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when such Option or such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement:

                  (a) notice in writing signed by the Participant or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Administrator; and

                  (b) (i) full payment (in cash or by check) for the shares with respect to which such Option or portion is thereby exercised; or

                           (ii) if permitted under the terms of an Participant's
                  Stock Option Agreement or with the consent of the Administrator, Shares owned by the Participant duly endorsed for transfer to the Company, with a Fair Market Value on the date of Option exercise equal to the aggregate Option price of the shares with respect to which such Option or portion is thereby exercised; or

                          (iii) with the consent of the Administrator, a full
                  recourse promissory note bearing interest (at least such rate as shall then preclude the imputation of interest under the Code or any successor provision) and payable upon such terms as may be prescribed by the Administrator. The Administrator may also prescribe the form of such note and


                              Appendix I - Page 4
                  the security to be given for such note. No Option may, however, be exercised by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

                           (iv) if permitted in the Participant's Option
                  Agreement, through a special sale and remittance procedure pursuant to which the Participant concurrently provides irrevocable written instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise, and the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                           (v) with the consent of the  Administrator,  any
                  combination of the consideration provided in the foregoing subsections (i) through (iv); and

                  (c) such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations, including the representation that the Shares are being acquired for investment and not resale. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

                  (d) in the event that the Option or portion thereof shall be exercised by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

         5.9 CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The Shares issuable and deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares that have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

                  (a) the satisfaction of all  requirements set forth in this
                  Section 5, including  payment of the exercise price;

                  (b) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

                  (c) the lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.


                              Appendix I - Page 5

         5.10 RIGHTS AS SHAREHOLDERS. The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect to any shares purchasable upon the exercise of any part of an Option unless and until the Option is exercised, the Option price has been paid to the Company and certificates representing such shares have been issued by the Company to such holders.

         5.11 TRANSFER RESTRICTIONS. The Administrator, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares.

         5.12 NO OBLIGATION. The granting of an Option shall impose no obligation upon the Participant to exercise such option.

SECTION 6.  ADDITIONAL PROVISIONS

         6.1 STOCK AWARD OR OPTION AGREEMENT. Each Stock Award or Option shall be evidenced by a written Stock Award or Stock Option Agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall indicate the date of the Stock Award or Option grant, the number of Shares awarded or granted, and contain such terms and conditions as the Administrator shall determine with respect to such Stock Award or Option, consistent with the Plan.

         6.2 ADMINISTRATION OF THE PLAN. The Administrator shall administer the Plan. Except as otherwise provided in the Plan and except as otherwise expressly stated to the contrary in the Company's Articles of Incorporation, Bylaws, or elsewhere, the Administrator shall have the authority (i) to interpret the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) to take any other actions in connection with the Plan as it may deem necessary or advisable for the administration of the Plan. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and the Board shall be entitled to rely upon the advice, opinions or valuations of any such persons. All elections taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. Members of the Administrator shall be entitled to indemnification by the Company for any action or any failure to act in connection with services performed by or on behalf of the Administrator for the benefit of the Company to the fullest extent provided or permitted by the Company's Articles of Incorporation, Bylaws, any insurance policy or other agreement intended for the benefit of the Administrator, or by any applicable law.

         6.3 NO RIGHT TO CONTINUED SERVICE. Nothing in this Plan or in any Stock Option or Award Agreement shall confer upon any Participant any right to retention as a member of the Board.

         6.4 APPROVAL OF PLAN BY STOCKHOLDERS. This Plan shall be submitted for the approval of the Company's stockholders.


                              Appendix I - Page 6

         6.5 ADJUSTMENTS IN AUTHORIZED SHARES. In the event that the Shares, as presently constituted, are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split-up, stock dividend, combination of shares or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration"), the Administrator shall make appropriate adjustments in the number and kind of shares as to which all outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that after such event the Participant's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in Option price per share. Outstanding Stock Awards shall also be appropriately amended as may be necessary to reflect the foregoing events. Any such adjustment made by the Administrator shall be final and binding upon all Participants, the Company and all other interested persons.

         6.6 NONTRANSFERABILITY. No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or any successors in interest to the Participant or, except as provided below, shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section shall prevent transfers by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, an Option may be assigned in whole or in part during the Participant's lifetime in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(b)). The assigned portion may be exercised only by the person or persons who acquire a proprietary interest in the Option pursuant to such domestic relations order. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment.

         6.7 DEATH OF PARTICIPANT. In the event of an Participant's death, the executor, administrator or other personal representative of the Participant's estate, or any heir, successor, assign or other transferee of the Participant receiving such Options by will or by the laws of descent and distribution, shall have the right, subject to the restrictions hereof, to exercise all of the Participant's outstanding Options to the extent then exercisable at any time within one year after the date of the Participant's death.

         6.8 SECURITIES ACT. No Shares shall be required to be distributed until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act or any other then applicable securities law. The Company reserves the right to place a legend on any stock certificate issued pursuant to the Plan to assure compliance with this Section.


                              Appendix I - Page 7

         6.9 TERMINATION AND AMENDMENT OF PLAN. The Board may at any time suspend or terminate the Plan, or make such modifications of the Plan as it shall deem advisable, provided that the Plan shall not be so changed to increase the cost of the Plan to the Company. However, without approval of the Company's shareholders given within twelve months before or after the action by the Board, no such action may, except as provided in Section 6.5, increase any limit imposed in
         Section 3.1 on the maximum number of shares that may be issued under the Plan, materially modify the eligibility requirements of Sections
         4.1 or 5.1, reduce the minimum Option price requirements of Section 5.4, or extend the limit imposed in this Section on the period during which Stock Award or Option may be made. No Stock Award or Option may be made during any period of suspension nor after termination of the Plan, and in no event may any Stock Award or Option be made under this Plan after the first to occur of the following events:

                  (a) the expiration of ten years from the date the Plan is adopted by the Board; or

                  (b) the expiration of ten years from the date the Plan is approved by the Company's shareholders under Section 6.4.

         6.10 DUTIES OF THE COMPANY. The Company shall, at all times during the term of each Option, reserve and keep available for issuance or delivery such number of Shares as will be sufficient to satisfy the requirements of all Options at the time outstanding. The Company shall pay all original issue taxes with respect to the issuance or delivery of Shares pursuant to a Stock Award or the exercise of an Option and all other fees and expenses necessarily incurred by the Company in connection therewith.

SECTION 7.  GENERAL PROVISIONS

         7.1 EXPENSES. The Company shall pay all costs and expenses of administering the Plan.

         7.2 APPLICABLE LAWS. The granting of Stock Awards or Options under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of the Securities Act, the Exchange Act, and rules and regulations issued thereunder unless a contrary interpretation of any such provision is otherwise required by applicable law. This Plan and all Stock Award or Option Agreements entered into pursuant thereto shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland, determined without regard to its conflict of interest rules.


                              Appendix I - Page 8

                                FORM OF PROXY

                              PRIME RETAIL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           MEETING OF STOCKHOLDERS

                                JUNE 3, 1999

    The undersigned hereby appoints Michael W. Reschke, Abraham Rosenthal,
C. Alan Schroeder and William H. Carpenter, Jr., and each of them, with full power of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to vote at the Meeting (the "Meeting") of stockholders of Prime Retail, Inc. (the "Company") to be held at 100 East Pratt Street, 12th Floor Conference Room, Baltimore, Maryland, on June 3, 1999, at 11:00 a.m., local time, and any and all adjournments thereof, all the shares of stock of the Company according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following items on the reverse side.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THE OTHER SIDE.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                       PLEASE DATE, SIGN AND MAIL YOUR

                      PROXY CARD BACK AS SOON AS POSSIBLE!


                        ANNUAL MEETING OF STOCKHOLDERS

                              PRIME RETAIL, INC.


                                 JUNE 3, 1999




                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS

1. TO ELECT THE NOMINEES LISTED AT RIGHT AS DIRECTORS OF THE COMPANY WITH TERMS EXPIRING IN 2002

      FOR    WITHHELD
      / /      / /

NOMINEES: ABRAHAM ROSENTHAL
          ROBERT D. PERLMUTTER
          JAMES R. THOMPSON
          MARVIN S. TRAUB

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

-------------------------------------------------------

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                      / / FOR      / / AGAINST      / / ABSTAIN

3. TO ADOPT THE PROPOSAL AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT, APPROVING THE AMENDED AND RESTATED PRIME RETAIL, INC. NONEMPLOYEE DIRECTOR STOCK PLAN.

                      / / FOR      / / AGAINST      / / ABSTAIN

4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF, INCLUDING AN ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT A QUORUM IS NOT PRESENT AT THE MEETING OR IN THE EVENT SUFFICIENT PROXIES VOTED IN FAVOR OF THE APPROVAL OF THE PROPOSALS HAVE NOT BEEN RECEIVED.

                                CHANGE OF ADDRESS/COMMENTS APPEAR AT LEFT / /

                                             I PLAN TO ATTEND THE MEETING / /

                                      I DO NOT PLAN TO ATTEND THE MEETING / /

SIGNATURE(S)                                                  DATE:
            ------------------------------------------------       ----------
NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.